Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SS Innovations International, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value	(1)	Other	30,000,000	$3.81	$114,300,000.00	0.0001381	$15,784.83

Total Offering Amounts:						$114,300,000.00		15,784.83
Total Fee Offsets:								0.00
Net Fee Due:								$15,784.83

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share and the Maximum Aggregate Offering Price are based on the average of the high and low sales price of the Registrant’s Common Stock as reported on Nasdaq on June 5, 2026).

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.